As filed with the Securities and Exchange Commission on April 7, 2004

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HEWLETT-PACKARD COMPANY
(Exact name of issuer as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-1081436 (I.R.S. Employer Identification No.)

3000 Hanover Street, Palo Alto, California 94304 (Address of Principal Executive Offices)(Zip Code)
Digital Equipment (India) Limited 1999 Stock Option Plan Digital GlobalSoft Limited 2001 Stock Option Plan (Full Title of the Plan)
ANN O. BASKINS Senior Vice President, General Counsel and Secretary 3000 Hanover Street, Palo Alto, California 94304 (Name and address of agent for service)
(650) 857-1501 (Telephone Number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Average Offering Price per Share (2)	Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock of Hewlett-Packard Company, $.01 par value per share to be issued under the Digital Equipment (India) Limited 1999 Stock Option Plan	466,148 shares	$15.37	$7,164,560.14	$907.75

Common Stock of Hewlett-Packard Company, $.01 par value per share to be issued under the Digital GlobalSoft Limited 2001 Stock Option Plan	827,155 shares	$13.02	$10,765,818.71	$1,364.03

Total	1,293,303 shares	$13.86	$17,930,378.85	$2,271.78

(1)     This Registration Statement shall also cover any additional shares of Hewlett-Packard Company common stock that become issuable under the Digital Equipment (India) Limited 1999 Stock Option Plan and the Digital GlobalSoft Limited 2001 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's common stock.

(2)    Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, (the "Securities Act") on the basis of the weighted average exercise price of the outstanding options.

PART II
Information Required in the Registration Statement

Item 3.     Incorporation of Documents by Reference.

        Hewlett-Packard Company (“Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)

 Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2003 filed with the Commission on January 20, 2004 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Registrant’s Annual Report referred to in (a) above; and

(c)	The description of Registrant’s common stock contained in our registration statement on Form 8-A, and any amendment or report filed with the Commission for the purposes of updating such description.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.      Description of Securities.

      Not applicable.

Item 5.      Interests of Named Experts and Counsel.

      Not applicable.

Item 6.     Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation contains a provision eliminating the personal liability of our directors to Registrant or its shareowners for breach of fiduciary duty as a director to the fullest extent permitted by applicable law. Our bylaws provide for the mandatory indemnification of our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also provide:

(i)	that we may expand the scope of the indemnification by individual contracts with our directors and officers, and

(ii)

that we shall not be required to indemnify any director or officer unless the indemnification is required by law, if the proceeding in which indemnification is sought was brought by a director or officer, it was authorized in advance by our board of directors, the indemnification is provided by us, in our sole discretion pursuant to powers vested in us under the Delaware law, or the indemnification is required by individual contract.

        In addition, our bylaws give us the power to indemnify our employees and agents to the fullest extent permitted by Delaware law.

Item 7.     Exemption from Registration Claimed.

      Not applicable.

Item 8.     Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Digital Equipment (India) Limited 1999 Stock Option Plan.					X
4.2	Digital GlobalSoft Limited 2001 Stock Option Plan					X
5	Opinion re legality.					X
23.1	Consent of Counsel. Contained with the opinion filed as Exhibit 5 hereto and incorporated herein by reference.					X
23.2	Consent of Independent Auditors.					X
24	Power of Attorney (see signature page) of this Registration Statement and incorporated herein by reference.					X

Item 9.     Undertakings.

A.	The undersigned hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement—notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Digital Equipment (India) Limited 1999 Stock Option Plan and the Digital GlobalSoft Limited 2001 Stock Option Plan.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, state of California, on April 7, 2004.

Hewlett-Packard Company
By: /s/ Charles N. Charnas
Charles N. Charnas Vice President, Deputy General Counsel and Assistant Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Hewlett-Packard Company, a Delaware corporation, do hereby constitute and appoint Ann O. Baskins and Charles N. Charnas, and each of them individually, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which such attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable such corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all such attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

  /s/ Carleton S. Fiorina
Carleton S. Fiorina

  /s/ Robert P. Wayman
Robert P. Wayman

  /s/ Jon E. Flaxman
Jon E. Flaxman

  /s/ Lawrence T. Babbio, Jr.
Lawrence T. Babbio, Jr.

Patricia C. Dunn

  /s/ Richard A. Hackborn
Richard A. Hackborn

  /s/ George A. Keyworth II
George A. Keyworth II

   /s/ Robert E. Knowling, Jr.
Robert E. Knowling, Jr.	Chairman and Chief Executive
Officer (Principal Executive
Officer)

Executive Vice President
Finance and Administration and
Chief Financial Officer (Principal
Financial Officer)

Senior Vice President and Controller
(Principal Accounting Officer)

Director

Director

Director

Director

	Director	March 18, 2004 March 18, 2004 March 18, 2004 March 18, 2004 March 18, 2004 March 18, 2004 March 18, 2004

/s/ Sanford M. Litvack Sanford M. Litvack /s/ Robert L. Ryan Robert L. Ryan /s/ Lucille S. Salhany Lucille S. Salhany	Director Director Director	March 18, 2004 March 18, 2004 March 18, 2004

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Digital Equipment (India) Limited 1999 Stock Option Plan.					X
4.2	Digital GlobalSoft Limited 2001 Stock Option Plan					X
5	Opinion re legality.					X
23.1	Consent of Counsel. Contained with the opinion filed as Exhibit 5 hereto and incorporated herein by reference.					X
23.2	Consent of Independent Auditors.					X
24	Power of Attorney (see signature page) of this Registration Statement and incorporated herein by reference.					X